EXHIBIT 99.1

LegacyTexas Financial Group, Inc.
April 19, 2017, at 9:00 AM Eastern

LegacyTexas Financial Group, Inc.
First Quarter 2017 Earnings Call
April 19, 2017 at 9:00 AM Eastern

CORPORATE PARTICIPANTS
Scott Almy, Executive Vice President, Chief Operations Officer, Chief Risk Officer, General Counsel
Kevin Hanigan, President and Chief Executive Officer
Mays Davenport, Executive Vice President, Chief Financial Officer

PRESENTATION

Operator
Good morning and welcome to the Legacy Texas First Quarter 2017 Earnings Call and Webcast. All participants will be in listen‑only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. To ask a question, you may press star, then 1 on your telephone keypad. To withdraw your question, please press star, then 2. Please also note that this event is being recorded.

I would now like to turn the conference over to Mr. Scott Almy. Please go ahead.

Scott Almy
Thanks. Good morning, everyone, and welcome to the call. Before getting started, I’d like to remind you that this presentation may include forward‑looking statements. Those statements are subject to risks and uncertainties that could cause actual and anticipated results to differ. The company undertakes no obligation to publicly revise any forward‑looking statement.

At this time, if you are logged into our webcast, please refer to the slide presentation available online, including our safe harbor statement on Slide 2. If you’re joining by phone, please note that the safe harbor statement and the presentation are available on our website at legacytexasfinancialgroup.com. All comments made during today's call are subject to that safe harbor statement.

I'm joined this morning by Legacy Texas President and CEO, Kevin Hanigan, and Chief Financial Officer, Mays Davenport. After the presentation, we'll be happy to answer questions that you may have as time permits. And, with that, I'll turn it over to Kevin.

Kevin Hanigan
Thanks, Scott, and thank you all for joining us on the call today. I will make some brief comments on the quarter and then walk us through most of the slide deck. While Mays is here and will be available for the Q&A session, we plan to skip a few of the slides he normally covers and try to stay on the topics of the day, thus leaving more time for your questions.

As you probably saw in our earnings release, an otherwise outstanding quarter was overshadowed by a single healthcare‑related credit event and the resulting provision for credit losses. While this is certainly disappointing for all of us, our team worked hard to grow loans in the quarter by $200 million, borrow revenue despite a $3.1 million decline in warehouse interest income, and continued to be disciplined in expense management. This combination of higher revenue and prudent expense management led to an all‑time best efficiency ratio of 44.8 percent. On the healthcare front, we have $57 million of remaining corporate healthcare loans, and we no longer are originating loans in this space.

Let’s turn our attention to page 4 of the slide deck. As you can see, we continue to have outstanding deposit market share statistics in both Collin County and DFW. GAAP net income for the first quarter totaled $18.2 million, or 39 cents per share, and core EPS was 37 cents. Our loans grew right at $200 million, which is the number we talked about on our last call.

Our provision expense was materially elevated at $22.3 million, which included a $16.4 million charge‑off on the large syndicated healthcare credit. Notwithstanding this disappointing event, our total criticized loans actually declined by $76.4 million from last quarter, including a $62.1 million decline in criticized energy loans. Our non‑performing loans declined by $4 million in the quarter.

On page 5, we reiterate our $200 million worth of loan growth, or 3.3 percent on a linked quarter basis. Interest income grew 3.3 percent linked quarter, and non‑interest expense grew only $300,000 over Q4 of 2016. Our net interest margin was at an all‑time high of 4 percent, aided by the accretion of the discount on an energy loan we bought at a discount in Q4 of 2016. We can cover the NIM in greater detail in the Q&A.

Page 6 provides information on the exceptional growth in our loan portfolio and the diversity of the asset classes we finance. Our loan growth of $200 million for the quarter was centered in CRE, which grew $116 million; C&I, which grew $57.2 million; and consumer real estate, which grew at $34.5 million.

Pages 7, 8, and 9 are our standard slides that cover our energy portfolio, which now consists of $504 million of reserve‑based energy loans - that’s down $23.2 million from year end - plus midstream loans of $43.1 million. The portfolio consists of 51 reserve‑based borrowers and four midstream borrowers, and about 73 percent of our loans are backed by private equity firms with significant capital invested in additional equity commitments available to our borrowers.

One page 8, we disclose our borrowers are well hedged, particularly our gas reserves, which are very well hedged through 2019. Forty‑six percent of this portfolio is syndications purchased, 42 percent are direct loans made by us, and the remaining 12 percent are SNCs led by us.

On page 9, you can see, while we had a slight uptick in energy non‑performing loans, our total of criticized and classified energy loans has trended down very nicely.

Turning to page 10, we highlight out Houston CRE portfolio, which now totals $475 million, $84 million of which is in the energy corridor. Just a quick reminder, we play in the Class B office space, the Class B retail space, and generally in the Class B or C multifamily markets. Our LTVs in this portfolio are in the low 60s, leaving these loans at a very low price‑per‑square foot basis. As you can also see, our weighted average debt service coverage ratio for the entire Houston CRE portfolio, is 1.59 times, and it’s just slightly worse in the energy corridor at 1.56 times. These coverages are down very slightly from last quarter when the total Houston CRE portfolio had a debt service coverage ratio of 1.68, and the energy corridor was at 1.57. Thus far, our Houston CRE portfolio has, as we expected, continued to perform very well.

Let’s skip forward to Slides 14 and 15, which cover asset quality. I’ll give you all a moment to turn there. On page 14, you can see we had a slight drop in NPAs divided by loans held for investment and OREO, which now stands at 1.93 percent. On the charge‑off chart, you can see we have historically had very low levels of charge‑offs, with the spike in Q1 driven by the healthcare charge‑off previously discussed.

On page 15, we can show slightly better news as we depict our fourth consecutive quarterly decline, or improvement, in total criticized and classified assets. The other thing I would point out is our classified assets are centered in our energy portfolio, which has $544 million of total outstandings, and our healthcare portfolio, which now stands at $59 million. The total loans we have in these asset classes are just over $600 million, yet house $99 million of our $140 million of classified loans. In the remainder of our loans held for investment, which totals nearly $5.7 billion, we have just $41 million of classified loans. Outside of energy and healthcare, the credit metrics for the overwhelming majority of our loan portfolio are very, very good.

As for energy, many, including ourselves, believe the industry is in recovery mode after two rough years. As you saw earlier, our classified loans in energy have shown some improvement over the last couple of quarters. As for healthcare, we got into the business in the summer of 2015 to further diversify our revenue sources. Despite our best intentions, our entry into healthcare lending has been very, very disappointing. As such, we elected to shut down our corporate healthcare group in the first quarter.

Before we open it up for questions, just a quick note on our non‑agented SNC portfolio. Outside of energy, our SNC portfolio consists of $354 million, or 5.4 percent of our non‑energy loans held for investment. All but one of our non‑energy SNC portfolio, which includes twenty names, are located in Texas, and/or the ownership sponsorship is in Texas. We tend to do smaller overall‑ deal‑size transactions, and, in fact, I would characterize most of these deals as being more clubby than syndications. With that, let’s open it up for questions.

QUESTIONS AND ANSWERS

Operator
We will now begin the question‑and‑answer session. To ask a question, you may press star, then 1 on your telephone keypad. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then 2. At this time we will pause momentarily to assemble our roster.

Our first question comes from Michael Rose of Raymond James. Please go ahead.

Michael Rose
Hey, good morning, guys. How are you?

Kevin Hanigan
Good morning, Michael.

Michael Rose
All right. Just help me understand - so I understand that the healthcare credit this quarter, that this comes on top of the four credits last quarter. I understand too where energy - one was another healthcare credit that, we’d like an update there, and then I understand the home builder credit, which you’re largely out of at this point. Just help me understand why you don’t believe that these one‑off credits are something symblamatic of something more systematic and just maybe, how you’re stress testing the portfolio now and maybe how comfortable are you with the reserve levels at this point, which look like on a reserve basis, came down 2 bps to about 1.08 percent X the warehouse. Thanks.

Kevin Hanigan
Thanks, Michael. Good question. As you said, we had a couple of credit migration events in the fourth quarter as well, followed by this one. The first point I should make is in the fourth quarter, we did have, as you mentioned, we had a healthcare deal, a couple of energy deals, and a home builder. This is a different healthcare client, so we still have that one in the fourth quarter that we’re dealing with. And let me talk about the ones from the fourth quarter.

The healthcare client in the fourth quarter now is on a pretty good path to resolution. They’ve made substantial progress in the first quarter, not enough progress to take it off the substandard non‑accrual status, but it is moving in the right direction. It probably is going to take between now and the end of the year to get it rightsized. I think back in the fourth quarter, I said that they owned three hospitals. They now own one, so they’ve shuttered one, collected out the receivables on that. That was down in Houston. They sold their hospital in El Paso, which gave us a principal reduction, and their best operating asset, which is in San Antonio, they’re rebuilding the company around that asset and the doctor group associated with that hospital. So I think that one’s pointed in the right direction. We have greater clarity on that, just not enough to have upgraded it at this stage of the game.

The home builder, which at the end of the fourth quarter, was $12½ million - I indicated on the fourth quarter call, we would make substantial progress on that credit in the first quarter and probably get out of it or almost all the way out of it by the end of the second quarter. The $12½ million - we got $9 million worth of paydowns in the first quarter on that thing, so largely out of that credit. Actually, we are out of the credit, because in a friendly transaction, the borrower handed us over the remaining asset in the first quarter of the year. So that one’s down to about $3½ million, and that $3½ million consists of three remaining lots, five partially built homes, and one completed home, and we have a contract with one of our other borrows in the home building space to complete those other five homes. We make progress on that one every day. In fact, we’ve continued to make progress on those numbers I just gave you, whereas, at the end of the first quarter, we’ve made progress here in April. I don't know that we’re fully out of this by the end of the second quarter, but we’re going to be awfully close. As we enter the prime home buying season here, we’ve got to get these houses finished and sold, and we’re working every day on getting that done.

The remaining portion of that credit, since the assets were handed over to us, are OREO at this stage of the game. We brought them onto the books at about a $400,000 discount to the true loan value because of the unfinished homes. As you put a mark on those, if they’re unfinished, they don’t have a ton of value until you get them finished. That doesn’t mean we think at the end of the day, we lose $400,000 on this. If we lose money on this, it will be because we blow out a house or two at the end if it’s not moved by the end of the prime home building season, but, at this stage of the game, we don’t see a big loss, maybe a maximum of $100,000 or $120,000 possibly on that if we have to blow out the house, and less if we’re more patient about how we go about it.

So we made some progress, and as we look across the portfolio, the other things we’ve done, we’ve looked at all of our healthcare loans. As I said, that total is right at $58 million. It’s $58,516,000 at the end of the quarter. We’ve made some progress on some paydowns in that portfolio. As I said, the hospital had sold up in El Paso. We’ve gone through that entire portfolio. Other than that one credit that was the fourth quarter credit, the rest of them are all pass credits. They all look to be performing pretty well at this stage of the game. We did elect to get out of the business - (a) we’ve had a bad experience, between the fourth quarter event and the first quarter event, and it’s just a business with a stroke of the pen that cash flows for certain companies in the business can change materially. Whether we do repeal and replace or whatever it may be, we just concluded we’re not smart enough to pick the winners and losers in that space and don’t want to be burdened with thinking about the stroke of a pen changing the nature of the cash flows of our underlying borrowers, so we’re just out of this space going forward.

As it pertains to the rest of the portfolio, the feeder stock for problem loans and for losses as a result of problem loans are your criticized loans, the ones that haven’t gotten to the substandard status yet They’re “other assets especially mentioned,” so it’s a grade better than substandard. We made real big progress on that in the quarter, down some $60 [million], $65 million, and the remaining portion of that portfolio in terms of the feeder stock is sitting at the end of the quarter at $103 million, $72 [million] of which is in the energy space. All of those energy loans are more likely to be upgraded than downgraded at this stage of the game, and some of them more quickly than others. I think we’ll have very substantial progress on those that we’ll report about in the second quarter, based upon some things that are going on within the portfolio. So as we look at that, I think that $103 [million] of feeder stock is going to go down substantially, and whenever the feeder stock’s going down, you just have less likely things to bleed into the substandard category.

So I do think this is isolated. Now, what would cause me to think it’s not isolated? If I sit here today as a CEO and say I think it’s isolated, we had a one‑off event, and 25 other CEOs get on calls in the course of the next couple days and, say, they have one‑off events, well, that probably isn’t a one‑off event. I think we all have to recognize that would be a change in credit. So far, I don’t think I’ve heard or seen that, although I don't listen to the number of calls you do, but our view here is we got a really bad event by us, okay? It’s a bad credit. It was not a bad credit decision maybe at the time we made it, but it turned into a bad decision, and for a bank of our size, a loss of $16.4 million is a bad, bad day. It’s disappointing, it’s embarrassing, but I do think it’s behind us. I think the company, as we look at the remainder of the year, we’re optimistic about the remainder of the year. This has taken our return metrics at 85 basis points on assets down to the 50th percentile, while we got used to operating at the 90th percentile. As we look at the rest of the year and what we think based upon what we know today, we think we can get our returns statistics back up into the 75th percentile of the entire industry, so we’re optimistic about how we feel about the business going forward for the rest of the year, and we’re not being Pollyannaish about it. I think we’ve scrubbed through these portfolios, we’ve looked at the entire healthcare portfolio, we’ve looked at all our SNCs, and we just don’t see the next wave of things coming. In fact, we see the next wave - just based upon that OAM credit decline in those numbers, the next wave just seems to be going the other way for us. So the proof will be in the pudding. We clearly understand we’ve got to execute and put up a good second quarter and third quarter to prove it, and we fully intend to do so.

Michael Rose
Hey, Kevin, that’s great color. Maybe just following up on the returns that you talked about, clearly the warehouse is going to weigh on that. This quarter, obviously, warehouse balances on average were down more than expected, but I don't think that’s out of line with what we’ve seen in other warehouse lenders so far, but the healthcare investment growth was spot on with your guidance. Any initial take, either next quarter or the rest of the year for trends, both in loans X warehouse and then on the warehouse average balances? Thanks.

Kevin Hanigan
Yeah, I think as we talked about last quarter, the warehouses, I think, after many, many years of being supported by the refi boom and what is typically the more seasonal periods of that business, which is the first and the fourth quarters, I think we’re back to a seasonal business, where the first quarter was weak, and it was weaker than we thought. I think, on average, we were down almost $400 million. We were thinking it might be $200 [million]. And part of the way through the quarter, I think it was we were hoping it would only be $300 [million], but it ended up being $400 [million]. It’s rebounded, as you can see, the quarter end number was up substantially from those kinds of numbers, so we are entering the home building season. The portfolio has always been heavily skewed towards purchase, although I will tell you in the first quarter, it was 68/32; 68 purchased/32 in refi. The other thing that happened in the first quarter is because so much volume was taken out of the business, everybody got more efficient in processing the mortgages that were coming through on warehouses, and our gestation period went from 17 days to 13 days. So it was a double whammy - volume being down, and the volume that was there could move through the system faster. It was getting turned more than twice in the course of a month. I think that rebounds here in the second quarter. We’re pretty optimistic on the business in terms of the second and third quarter. I think the fourth quarter is likely to look more like the first quarter than any other quarter in the past. So I think we’ll get a rebound there, and probably the days that it gestates will lengthen out too as more volume comes into the marketplace.

Michael Rose
Any sense on the healthcare investment portfolio? Is it just core loan growth to be expected to -

Kevin Hanigan
Yeah, you know -

Michael Rose
- [inaudible] back to [inaudible] levels or -

Kevin Hanigan
- it’s still early in the quarter. Yeah, it’s early in the quarter. We had a couple of paydowns early, so we started off in a negative number. As I typically do the evening before these calls, I get almost all of our lending team in a room for a couple of hours and talk about credit, talk about where we sit, get input on all lines of business so I’m prepped for this call. The sense in that room is pipelines look pretty good, and it wouldn’t surprise me if we put up another quarter of $200 million. I think that’s our best guess at this stage of the game. It could be slightly better or worse, depending upon some payoffs, but based upon what we know today, Michael, I think we’ll replicate the first quarter in terms of the book of business outside of the warehouse.

Michael Rose
Thanks for all the color. I’ll hop out. Thanks.

Operator
Our next question comes from Brady Gailey of KBW. Please go ahead.

Brady Gailey
Hey, good morning, guys.

Kevin Hanigan
Good morning, Brady.

Brady Gailey
So one more on the healthcare loan. What was the par amount of that loan? I’m trying to figure out what the severity percentage was.

Kevin Hanigan
You know, you’re going to hear different numbers from different people. It was a $175 million credit, so there was several banks in the deal, and the reason you’ll hear different numbers is they assume some non‑funded portions of the loan. There were some letters of credit out, backing leases, that the note buyer assumed those letters of credit, so we, “recovered” those, so somebody might give you a number on the outstanding debt. I think overall they paid about 13 to 15 cents on the dollar depending upon how you want to mix it. So severity was high, because it was largely an enterprise‑value loan.

Brady Gailey
Okay. All right. And then the margin; we saw the big benefit from the energy loan that you all purchased at a big discount. Can you just remind us when that expires, so when that benefit will go away and what the forward run rate should be for the margin for the rest of the year?

Kevin Hanigan
Yeah, Mays has done some work on that. I’ll let him cover it.

Mays Davenport
Yeah, Brady, we had $4.7 million of discount that we recognized in the first quarter, and that was 100 percent of what was remaining going into this year. That loan in the first quarter, was re‑underwritten and renewed, and when you do that, you actually go ahead and take in the full discount, so while that loan originally had a maturity in May, we did that early, so there is no more remaining discount for that loan to be recognized in the second quarter. So from a NIM perspective, you can exclude that 24 basis points that we had in the first quarter when you’re looking at the second quarter.

Brady Gailey
So, Mays, do you think somewhere kind of in the mid‑370s is a good forward run rate?

Mays Davenport
I do. If you look at the accretion that we’ve had on the purchased loans, it’s been running anywhere between 4 and 7 basis points for the last five quarters, so I would expect that to be in that same range, and I think we actually picked up a couple basis points from the rate increases, not much, but a couple basis points. So I do see that number staying in that mid‑370 range.

Another thing that we had, and I think I mentioned it on the fourth quarter call, was some excess liquidity that we had built up during the fourth quarter. We’ve been able to bring that number down and also move that liquidity into some higher yielding vehicles, so that helped our NIM as well, and we’ll see that continuing in the second quarter.

Brady Gailey
All right. And then, finally, Kevin, each quarter you get closer and closer to $10 billion. My model has you crossing at some point next year. Can you just give us an update on how you all are preparing for that $10 billion cross?

Kevin Hanigan
Yeah, we have been working on DFAST and everything else related to it as well as strategies to crash through it, if you will, and I’ve also said in the past, we’re totally comfortable if we just walk through it. If we don’t find something that helps us materially bust through it, we’re not going to do a bad M&A deal just to crash through $10 billion. Our cost of going through $10 billion, we’ve said in the past, is pre‑tax $7½ million after taxes - it’s about 5, so it’s a dime a share. I think once we return ourselves to our more normal operating statistics outside of this quarter, we can still be a top tier performing bank, and a top quartile performing bank, if we go through it alone. We have slow played a little bit, Brady, the cost of finishing out DFAST. We’re still working on some of those things, but to the extent that a regulatory change comes about, we have slowed down a little bit on the modeling side of things, still pressing forward but pushing some of the costs off into later periods.

Brady Gailey
Great. Thanks, guys.

Operator
Our next question comes from Michael Young of SunTrust. Please go ahead.

Michael Young
Hey, good morning.

Kevin Hanigan
Good morning, Michael.

Mays Davenport
Hi, Michael.

Michael Young
I wanted to start on the deposit side. Obviously, a little slower growth this quarter than what we’ve seen in the past last year. Just wanted to hear your thoughts on maybe the environment in general and kind of Dallas and Texas and the competitiveness and then as well as any specific efforts that you all have this year to increase funding.

Kevin Hanigan
Yeah, and as we measure it over a year, it doesn’t look nearly as bad as the first quarter. The first quarter really is seasonally a quarter where deposits are down. You’ve got tax payments, you’ve got housing tax payments or real estate tax payments and other things that impact it, so we’re down. We never really have a good first quarter. The truth be known, if we look at it intra‑quarter, we sat in the very room I’m sitting in today in an ALCO meeting, and with 40 days left in the quarter, our deposits were down $300 million, and it’s a result of our corporate clients paying out bonuses, and some of them have had outstanding, outstanding years, so there were some big bonus dollars that flew out of here every Friday for the last couple weeks in January and all of February. And then you had our retail clients paying out their property taxes, so a very nice rebound for us in the month of March, and I think we get back to growing the deposit base more consistent with our loan growth for the rest of the year.

It is a competitive market. We’ve got one or two banks, and it only takes one or two, especially if they’re of size, that are willing to pay 1.15 percent on a money market account, maybe with some conditions maybe without, that impact everybody in the market that is out there trying to attract deposits, so we have dealt with that by having an upper tier to our money market account, where the deposit amount was $5 million or above. We try not to let that get above $25 million. We’ve had some real success in that account, but we’re paying somewhere between 75 and 100 basis points on that account. As we look across the money market category in general, Mays, we probably have a 72 basis point beta on that?

Mays Davenport
Uh‑huh. That’s what we have in our model.

Kevin Hanigan
So that’s become much larger for all of us. It’s become a much larger component of our deposit base, so I think they’re going to come, they’re going to come at a cost, but, as Mays said, we think we can hold our own on NIM here going forward.

Michael Young
Okay, great. And maybe just going back to the healthcare portfolio one more time, you said you reviewed the rest of the remaining loans in there. I know it’s small as a percentage of the total balance sheet, but are there certain differences between the credit that went bad this quarter and the rest of the portfolio that give you confidence there? Maybe you could just talk a little more about that.

Kevin Hanigan
Yeah, some of them are not in the healthcare-providing side of things. They’re supply companies, and with substantially more collateral associated with them. The issue here was if we did something wrong, it was a big credit commitment to what I would call a big enterprise‑value loan. There’s not a ton of collateral to liquidate a secondary source of repayment, and, Michael, usually when we do any kind of EV loans, and I’ll comment on that in a minute, we try to keep leverage down, senior‑funded debt to EBITDA down below 2 times, and in a company like this, it can screen as low, because they lease most of their facilities, but if we were to take that, and we did at the time, and multiply the rents times 6 and put that in there as senior debt and put rent in the denominator, this was a 375’er, and so it was a real outlier compared to the rest of our portfolio in terms of true operating leverage on this business. Notwithstanding that, this thing did have a $2.4 billion market cap. It was a publicly‑traded company at the time of underwriting, and it was doing just great, but a series of things changed that. They outsourced their receivables, and the collections through the outsourcer was not very good. They didn't do a very good job of it. They were expanding too fast, so spending cash for new facilities and opening those up and suffering the working capital loss that comes out of opening up a new facility. And they were in partnerships with hospitals, generally speaking, 51/49 percent partnerships, and the hospitals were unwilling to bear their 49 percent share of the working capital. Man, when that all dries up all at once, that creates a cash flow problem beyond what they could deal with.

So the rest of the portfolio is nine names. We’ve gone through it. Again, outside of the one we’re dealing with and have been since the fourth quarter, it looks okay to us. We’re in one other credit that’s in a similar business to this but operates a vastly different business model. Obviously, we looked very hard at that one, and we’re confident it’s still performing well. The other thing we’d looked at was what I would call undercollateralized, or what I say is some portion of it is an enterprise‑value loan. We have $126 million of those across the entire portfolio, and we looked at every one of those, and this one differed because of all the leverage it had. Again, we got outside of our skis in terms of what we normally would do in terms of senior‑funded debt to EBITDA. All of those credits are pass credits at this stage of the game. We have gone through them in great detail. More than half of that, there is substantial collateral, and when we say undercollateralized, let me define that. We looked at every deal where we took margin collateral relative to debt, and there wasn’t enough collateral to cover the debt. And by margin collateral, we took 80 percent of the accounts receivable, 50 percent of the inventory, 80 percent advance on any real estate we might have, and said that’s our margin, so we built in a margin to that. And how many loans do we have in the book that are not covered by margin collateral today? And that’s $126 million, and most of those have substantial levels of collateral. They just don’t fully margin the loans. So that’s how those are different from this one, if you will, Michael. I think we’ve scrubbed this from every possible angle we could scrub it at. We’ve scrubbed every SNC in the bank, and there’s not that many of them. We’ve got a total of 20 names or so outside the energy book, and most of those, 10 of those, 11 of those, are in DFW. Almost all of them are in Texas. There’s a couple of them where we’ve gone outside of Texas but that’s with a family office that’s located here, so it’s not like we’re out buying SNCs just to buy paper. There’s nexus to Texas, if you will, in our SNC portfolio.

I’m not sure what else we could have done to scrub the portfolio. You can always do more or spend more time on it, but I think we have really taken a hard look at what we’re doing here and this loan has caused us to go back and look at a lot of things with a critical eye, and I think we’ve done that.

Michael Young
Okay, and if I can ask just one more on the M&A side, you’ve talked about the three buckets, and I just want to meld that with - you think this is an isolated credit incident, but if you do start to see more CEOs talking about one‑off credit events, does that change your thinking between those three buckets?

Kevin Hanigan
No, I don’t think that changes our thoughts on M&A. It may change thoughts on M&A pricing, going forward and things of that nature and how much due diligence you do on somebody’s asset quality, but it wouldn’t change your thoughts about doing M&A, necessarily. You’ve got to do the due diligence, and if it proves out to be reasonable and the economics of the price are reasonable and the earn backs are reasonable and the accretion’s reasonable, people still do it. What it does cause, would be, as we sit in a room every Thursday morning and approve credits that are above $2 million, I think we get a little tougher down at our left‑hand side of the table where the five of us who approve these things take a harder look at stuff. I think you get enough one‑offs, that’s not a one‑off anymore. That’s a trend, that’s more systemic, and you have to believe that becomes the beginning of a credit cycle.

Michael Young
Okay. Thanks.

Operator
Our next question comes from Brad Milsaps of Sandler O’Neill. Please go ahead.

Brad Milsaps
Hey, good morning, guys.

Kevin Hanigan
Good morning, Brad.

Mays Davenport
Hi, Brad.

Brad Milsaps
Hey, Kevin, I appreciate the additional color on SNCs outside of energy, but just curious, how many loans in your portfolio would you say would be of the size of this healthcare credit, maybe in excess of $15 million or whatever number you want to pick there, what you would consider sort of larger exposure, maybe $15 million or above?

Kevin Hanigan
I don’t have that number, Brad. I’m more than happy to run a screen and get it out to everybody. This is an outsized number for us in our traditional C&I portfolio. We generally play at less than $10 million, $15 [million] is a big number, $20 [million] is as big as we ever get in our basic C&I space. The credits in the bank that are above $20 [million] are in the oil and gas portfolio and the warehouse portfolio. And most of those are above $15 [million], so there’s 43 names in the warehouse portfolio, and there’s about a similar number of names in the energy portfolio. And the reason we have allowed higher hold levels in those two things is those are two, at least historically, two extremely low loss‑given‑default asset classes. So those are the asset classes where we’re willing to take on a bigger number.

In middle market, loss‑given‑default can be higher, or even if you have collateral, liquidating receivables and inventory is a tough business - a plant or something of that nature - steel or equipment, those are all things that are tough to liquidate, so we generally try to keep the exposures in that line of business smaller. The only line of business, Brad, I haven’t talked about is real estate, where I think you all know our loss‑given‑default in our structured real estate product has been sub-10 basis points on a cumulative basis over a 13‑year period of time. We do have relationships in our real estate business that top $50 [million], $60 [million], $70 [million] - I think some of the top ones are close to $80 million, but no single product or project do we - we rarely take a project that’s over $25 million. Do we have some on the books? We do, but we generally sell down the exposures over $20 [million] on a single project. So all that means is we might have three or four, sometimes five or six, projects to a single borrower, all under separate SPEs or special purpose entities, but - that are just partnerships where you have different equity and all subject to having their own unique cash flows and underwriting, so while we have relationships in that line of business that are above $20 [million], it’s a really rare loan that’s above $20 [million], and if it is, it's usually in the process of being sold down. And, by the way we have no SNCs in that portfolio, so what we sell down, it’s usually to a single source.

Brad Milsaps
Okay, great. That’s helpful. And maybe just switching gears to the income statement, I know seasonally the first quarter can be tough for fees. The mortgage stuff is pretty straightforward. You also talk about lower prepayment fees. Also curious, how much of an impact the lower warehouse had on file fees and your forecast maybe for those numbers maybe bouncing back. Any initiatives there, as you move through the year?

Kevin Hanigan
Yeah. The file fees are driven by, obviously, the number of files we touch. We get a fee on the way in and a fee on the way out. The average fee in the quarter was 46 bucks per file, and what’s odd about the volume in the first quarter, Brad, was the number of loans we touched in the fourth quarter of last year was 21,000. It was actually 20,855. The highest we’ve ever touched was in the third quarter last year, almost 24,000 files we touched that quarter. We still touched 19,489 files in the first quarter, so the file count wasn’t that far off. The big difference as we look across the statistics in that portfolio, over really long periods of time, our average loans have been up in the $275,000 to $290,000 range, the average size loan that’s populated in that portfolio, and in the first quarter, that number came down pretty substantially. The average loan was $235,000, so when you just look at the warehouse in general, you would have thought the fee income off of that would have been down a lot more than it actually was, but again, it’s driven by the number of files, and we touched almost the same number of files as we had touched the previous quarter.

Brad Milsaps
No, that’s interesting. And maybe the last one for Mays. You guys have done a great job the last four or five quarters on expenses. Anything else that you can push lower there, or is this a pretty good run rate as you think about 2017?

Mays Davenport
Yeah, I think on the fourth call, I said I thought this would be the quarter where we went over $40 million in non‑interest expense, and obviously we kept it right below that. Your first quarter, you typically have a couple things going against you. One is you’ve got merit increases that are across the board, salary increases. You also have payroll taxes starting over, so you pay bonuses in February, and you have all your higher‑paid officers and executives, employees, starting over on payroll, so that’s usually a big hit. So those were partially offset in the first quarter by lower health insurance costs, and, if you remember, the fourth quarter was really high in costs there, so you will see a reduction in the second quarter in payroll taxes, so those will come down flat, pretty much on salaries. We don’t see adding any substantial head count in that, and then hopefully the insurance costs will stay lower. So I think we should be stable in salary expense, if not, benefit a little bit from the lower payroll taxes in the second quarter.

We’ve continued to do well with the debit card losses. Those have been very, very small compared to where we were at this time. We also saw a little bit of pick‑up in the first quarter from some reversal of regulatory assessments. If you’ve noticed in the earnings release, those were down in the first quarter. That was a little bit of just adjusting for accruals we had last year that were at higher rates than actual assessments were, so I think we’re going to drift up here from here, maybe to the $40.5 million, mid‑$40 million. I don’t see anything really substantial that we’re going to see that would lead that down other than payroll taxes coming down.

We do have in the plans, as Kevin has talked about probably the last several quarters, of continuing to look at facilities, and where we have opportunities to close some underperforming branches, we will, which will save some money. One thing we did is we actually moved some of our officers into a new location in the first quarter that saved us a few hundred thousand dollars on lease expense, so that helped. But I don’t necessarily see anything else that’s going to reduce that. My goal has been to keep it pretty flat, so if we can scale up the bank and keep our expenses where they are, I feel that’s a win, and that’s what I’ve been working hard to do.

Brad Milsaps
Great. Thank you, guys.

Kevin Hanigan
You bet.

Operator
Our next question comes from Brett Rabatin of Piper Jaffray. Please go ahead.

Brett Rabatin
Hey, guys, good morning.

Kevin Hanigan
Good morning, Brett.

Mays Davenport
Morning, Brett.

Brett Rabatin
I wanted to go back to the credit one more time. You’ve obviously done a really deep scrub and looked at everything, and I’m just curious on two items. One, you mentioned the 20 SNC names, 11 in DFW. Is there any specific industries that you would call out as being more prevalent in the remaining SNCs that are non‑energy? And then I wanted just to go back to the enterprise-value loans, I think $126 million, just going back to what gives you confidence that you wouldn’t see any other leakage in the rest of that portfolio?

Kevin Hanigan
Sure. I wouldn’t say there’s any concentration in the non‑energy SNC portfolio. It’s a little bit of everything, and, again, most of it’s in Texas, most of it’s backed by family office or private equity firm here, and I’d say out of those 20 names, the agent for half of those is a larger bank, it’s the two larger banks to us in the marketplace here that play in that market, so I call them clubbier deals. As I look across that portfolio, there’s only three of those credits where the global credit commitment, that is the commitment of all the banks combined in the syndication, there’s only three deals out of those 20 deals that are over $150 million, so I’d characterize them as clubby and diversified as a way to nail them down.

On the EV loans, as I look across the average of that portfolio, it comes close to a 2 times senior‑funded debt to EBITDA, so we’re not as far out over our skis, if you will, in terms of cash flow leverage, and there’s a really big part of those - and that’s a tough screen, if you will, to stay on a margin collateral basis, but I want to see everything that doesn’t have itself covered on a margin collateral basis, that’s a fairly rigorous screen to only come up with $126 million. There’s a bunch of those that are doing really well, and we might have a shortfall in collateral coverage of 15 or 20 percent, not 85 percent. Is there one or two others? There’s one other that has a more substantial collateral shortfall. It’s probably a 80 percent number. We don't have a big exposure to it. It’s doing really fine. If I had my druthers, I’d be out of that credit, given the experience we just had, and we’re going to work to see if we can’t find our way out of the credit. I’ve had about all the pain I can stand on EV-value lending, so if there’s one thing that’s going to change around here, it’s our approach towards that.

Brett Rabatin
Okay. That’s great color. And then the other thing I was just hoping to talk about was the $200 million you talked about for 2Q. Is that going to also be a little more concentrated in commercial real estate, or just any thoughts on the segment growth? And then yields, what are you seeing in terms of with the little higher rates? Is that helping the origination rates that you’re looking at?

Kevin Hanigan
To the first part of your question, it’s pretty well diversified between C&I - and in C&I, I’ve got all of our buckets, which include insurance, which include oil and gas, and then our just block‑and‑tackle in C&I. I think it’s pretty well balanced between C&I and commercial real estate in terms of what we’ve got in the pipeline, with a smattering of consumer. We always have some single family mortgages for the most part on the consumer side that we’re booking at are in our backyard, originated by our team. We’re not out there buying that stuff. It’s stuff we’re holding on our books, it’s generally ARMs, they’re 7/1 or 10/1 ARM products, so we’re not taking much interest rate risk on those efforts. So it’s pretty well balanced, Brett.

In terms of yields, we were seeing some improvement in the yields as I anticipated in the real estate book as fewer and fewer banks are originating, because they’re concerned about 100 or 300, or they’re beyond concerned. They’ve been told to slow down by a regulator. So we saw some improvement there, and, again, a lot of our commercial real estate is that structured product where we do a five‑year fixed rate, non‑recourse, low LTD loan, that’s been so, so, successful for us. When the ten‑year got to 260, we were feeling pretty good, and we were getting some really nice yields out of that. Now that we’ve backed up again to 220, I think, and yesterday I think we spent a little time below 220, I’m not so sure we’re going to hold our own if that stays where it is. We’re certainly hopeful for all of our cases that we get a little more positive slope to the yield curve, which will allow us to get some better yields out of the commercial real estate portfolio.

Holding our own in C&I. If you look in the queue, where we have weighted‑average coupons in the back, that was bloated if you will. The C&I portfolio was bloated by the energy deal and accretion, but we’re holding our own there. Warehouse, we’re holding our own, as you saw. We rarely drift below LIBOR 300 to anybody in that portfolio. That’s usually when we’re asking a client to maybe move to someone else and we find a new client. The problem with that business, if you will, it’s 100 percent beta. We’re funding it with the FHLB, so that’s a 100 percent beta business. As Mays said, we pick up a couple of basis points with rates. We’re trying hard to make the bank more asset sensitive, and we’re being successful on a dynamic basis. We’re getting more successful, so I think we just hold our own across all of the asset classes. Real estate will be up or down, depending upon where the ten‑year is.

Brett Rabatin
Okay. Appreciate all the color.

Kevin Hanigan
You bet.

Operator
Our next question comes from Scott Valentin of Compass Point. Please go ahead.

Scott Valentin
Good morning, guys. Thanks for taking my question.

Kevin Hanigan
Hi, Scott.

Scott Valentin
Just thinking about credit going forward, I know the fourth quarter/first quarter had some one‑offs, but I think, Kevin, as you mentioned, you guys typically have a very low net charge‑off rate. I’m just wondering in terms of provision expense and where the loan loss allowance is, allowing for loan growth, but if we go back to a more traditional type of loss scenario, you guys are running little losses, should the provision expenses basically track loan growth and hold the allowance where it is in terms of percentage of loans? Is that a fair way to look at it?

Kevin Hanigan
It is. If you want to step back from 100,000 feet, it is, and the closer you get to the ground, the less it is, right? So it depends on the asset class you’re generating the loan volume in. In today’s world, if it’s a real estate deal, given our really low loss, given default, we may put up 60 or 65 basis points. That seems low, but that’s a lot when you consider we’re sub-10 basis points worth of accumulated losses over 13 years. In oil and gas, we’re still putting up 3.4 percent on every deal, so the factors have not reeled themselves in enough in oil and gas to reel that back in. Eventually, they will.

In C&I, it’s pretty standard for us to put up 1 percent, maybe a little more than 1 percent, so some of it depends on the asset class going forward, so if we do a ton of oil and gas, it bumps it up pretty materially until we’ve seen the early signs of better credit migration in energy, particularly in the OAM category. Again, that was down $65 million or so in the quarter, and we’re down to only $103 million of total OAM credits, $72 [million] of which are energy, and I think from our conversations with the oil and gas team yesterday, they believe all of those are headed to a better place, and none of them are headed to a worse place. So as we correct that portfolio, those factors will come down, and we’ll no longer have to put up 3.4 percent. I prefer, again, these things are all statistical models, and we follow our model, we don’t go changing it for willy‑nilly reasons just because we feel like it; you can’t. I prefer running the bank at a 115, 120 number. It just gives you cushion for things that can go wrong, and things go wrong in the business.

Scott Valentin
Okay, fair enough. And then you mentioned energy - just wondering spring redetermination, the process that’s ongoing, what you’re seeing there?

Kevin Hanigan
Yeah, we’re in the early stages of that, and, interestingly, as we set the price deck for Q2, it’s a lot lower than it was in Q1, because energy had backed up. Remember, oil got down into the high 40s, and gas was down, so at the time we set our price deck, across the board, it’s lower than it was in Q1, and it remains below the strip going out, so notwithstanding that, there’s a lot of money that’s come into the business. A lot of folks are back to drilling, particularly in the STACK, in the SCOOP, and in the Permian. I think we’ll see some potential growth in the energy portfolio in the quarter. It won’t be huge, because we’ve had a payoff early in the quarter on a deal, but there’s some deals out there. We’re winning some, we’re losing some. The ones we’ve lost are generally we’ve gotten too tough on the amount of equity we want in the deal or the amount of post‑closing liquidity that’s on the balance sheet. We’ve lost a couple for being too sticky on that, but, in general, we feel much better about that business.

The last comment I’ll make there, it houses $75 [million] of our roughly $140 million worth of substandard non‑accrual loans. There’s only six names that represent that, so it’s not a big universe of things to keep your finger on, so we can keep our figure on it often. Three of those six names have got all or part of their assets in data rooms to be sold, so we’re hoping that we can see some kind of resolution on a couple of our stickier energy credits as we go forward.

Scott Valentin
Okay. Thanks, the color helps. And then just on retail in terms of CRE, I know on the Houston slide on page 10, you say 29 percent of the Houston portfolio is retail. Just wondering overall for the portfolio, what percent is retail and maybe any trends you’re seeing there. Are you seeing vacancy rates increase, or maybe it’s lease rates decline? I’m just wondering maybe just what asset class you guys are focused on. Is it a strip mall, or is it something else?

Kevin Hanigan
Yeah, a really good question. Think of our portfolio as about a third/a third/a third. A third B office, a third B retail, a third B‑ to C multifamily, so it’s pretty consistent. That’s what it is in Houston, that’s what it is across the portfolio. We haven’t seen any negative trends out of retail yet. We certainly can’t rule it out with all that’s going on. It’s basically strip, it’s not the prettiest stuff in town, it’s stuff we probably don’t drive by as we’re going home, anyhow, at least the guys who are sitting in the office with me, but it’s solid, and it’s not big‑name tenants, so if a Radio Shack goes bankrupt, we might have a little bit of exposure, but it’s really small. We don’t have a whole lot of exposure to things like JCPenney or the big box kind of guys, so just haven’t seen anything that concerns us yet, but I think we certainly sharpen our pencils as we do new retail deals today, particularly as it pertains to tenancy and what could happen to the tenancy of that over the next several years. That’s our really focus and stress testing new deals coming in in the existing portfolio.

Scott Valentin
Okay. Thanks very much.

Operator
Our next question comes from Matt Olney of Stephens Inc. Please go ahead.

Matt Olney
Hey, great, good morning, guys.

Kevin Hanigan
Good morning, Matt.

Matt Olney
Hey, going back to your commentary on the mortgage warehouse, I believe you mentioned the industry got a lot more efficient, and the average hold period came down in the first quarter. Could you just -

Kevin Hanigan
Yeah, it went from 17 to 13.

Matt Olney
And is it your sense, Kevin, that that has continued in recent weeks? I’m just trying to get a better idea, is that a unique phenomenon in 1Q, or could that persist into the rest of the year?

Kevin Hanigan
I don’t have a good answer to that one, because I didn't ask that question yesterday, Matt. I’ll put it on the list for next time I have everybody together. My sense is it probably goes back; I don't know if it goes all the way back to 17 or 18 days, but 15 days seems like it would be more reasonable going forward, so I think we get a little bit of a boost out of having more volumes in people’s pipelines, which just slows down the turn time.

Matt Olney
Okay. And then, separately, I believe you mentioned the corporate healthcare initiative was originally a strategy to diversify the loan portfolio, and now that you’ve shut this down, what are your thoughts from here about diversifying the loan portfolio? I’m just trying to get a better idea if you’re approaching some type of internal concentration limit that would more or less limit the growth of certain loan types you have right now.

Kevin Hanigan
Yeah, we don’t have anything in the works, not looking at anything in particular. Our general approach, which has been - I used to say always successful - mostly successful, is we build around a person. If there’s a person in a vertical line that is a seasoned pro, and they can bring a line of business and we believe the loss‑given‑default in that business is reasonable and we can be successful at it, we tend to build around people. And, again, this healthcare thing is more about - as we sat around thinking about it - is that a stroke of the pen can change too much, and we don’t know who the winners and losers will be after the stroke of that pen. To get LIBOR plus 350 is just not enough risk return in there for us to be playing in the space. It’s more about it just can change too fast for us. The odd thing is we talked about that before we got in the business this time. We made a mistake, okay? We made a mistake getting into the business, and we made a mistake on that credit, and again, around here everybody knows I’m beyond disappointed. I have some other words I could characterize for the first couple of days, but I’m embarrassed. We don’t blow it very often, but we missed this one.

Matt Olney
Well, understood, and I appreciate your commentary.

Kevin Hanigan
Thank you.

Operator
Our next question comes from Gary Tenner of D.A. Davidson. Please go ahead.

Riley Stormont
Hey, this is actually Riley Stormont on for Gary. Good morning, guys.

Kevin Hanigan
Good morning.

Riley Stormont
So most of my questions have been answered at this point. Just one more quick thing on the healthcare portfolio. As far as moving on from that, do you guys anticipate any loan sales there or just a natural runoff over time?

Kevin Hanigan
A natural runoff over time. A good portion of the portfolio is relatively short‑dated maturities. Like a lot of our blocking‑and‑tackling middle market portfolio, they’re one‑year credit facilities, and even if the company’s doing well, we’ll probably think about exiting it. As you can imagine, when you have a loss in a line of business, you also have to put up higher factors in the other things in that line of business, so it’s a provisioning drag to have them on here, and if we get rid of them, we get to recoup the excess provision now up against those additional loans. So this isn’t going to be a blow it out, let’s get out of the $58 million we’ve got. We’ll be rational about it.

The only other comment I should make on that that I haven’t made is I’m talking about corporate healthcare. I’m talking about $3 [million], $4 [million), $5 [million], $10 million credit facilities. As I said, we’ve got nine names for that $58 million in fundings. We still finance doctor offices if they’re buying a couple hundred thousand dollar scanning machine or something of that nature. That’s a business we’re in through our branch network and through a lender that does doctor offices and our back offices in some of our branches. We’re still active in that business. We’ll always be active in that business. It’s the one, two, three practice of a dentist or an ophthalmologist or an ortho guy. We’re in that business, and we’ll be remaining in that business. I should make that clear.

Riley Stormont
All right. That’s good color. Thanks, guys.

Operator
Our next question comes from Christopher Nolan of FBR & Co. Please go ahead.

Christopher Nolan
Hi, thanks for taking my questions. Kevin, have you seen a change in terms of the regulatory view in terms of the $10 billion threshold? Because it seems like they’re changing the perspective in terms of the financial stability concerns for $10 billion deals and up.

Kevin Hanigan
Yeah, we just have seen very little traction on the $10 billion front. I think the only regulatory change that we may feel and the others below $10 billion is the tone at the top. As the top changes, that tone gets pushed down within the agencies to the folks in the field. Our exam is usually scheduled for the summer. We haven’t had our exam yet this year, although we’ve never really had major issues in any regulatory exit exam with either the Fed or the state, who both regulate us. It seems to me, Chris, that most of the talk has been around the $50 billion, and I’m probably not the perfect guy to talk about this, but it seems there’s a lot more traction around taking the $50 billion SIFI CCAR kind of bank up to $150 [billion] or $200 [billion], something like that. And that’s not a bad thing in its own right. Should they really be regulated like the really big guys are without naming names? And to the extent those guys get some relief at the $50 billion level, it’s our understanding the cost of going above $50 [billion] is really expensive - $40 [million] or $50 million a year is what we’ve been told, not that we would know much about that, but as compared to our $7½ [million] to go through $10 [billion], I think that could change a bit of the industry dynamic as it pertains to M&A. If those guys don’t have to worry about incurring that cost of going above $50 [billion], you may find a lot of the banks that are below $50 [billion] become aggregators, become acquisitive, whereas heretofore they have not been. So I think that could change the M&A dynamics of the business as much as anything.

Christopher Nolan
Great. And then as a follow‑up question, for the $200 million loan bogey that you put out there, how does that, given everything that’s happened in the last couple quarters, have you changed in terms of the criteria that you’re asking your deal teams to generate in terms of cash flow coverage or anything, or was the issue, do you think, really more at the credit committee level? I’m just trying to -

Kevin Hanigan
Yeah, first of all, I think we were tougher on credit these last couple quarters than we’ve been. There’s a lot more no’s than there have been in the past. We’re not going to do that anymore. We’re going to do what we’ve always done in commercial real estate, which is low LTV, high yield on debt, high debt coverage ratio, because that’s worked for us through every cycle. So that business, we’re not going to change our underwriting in any way, shape, or form other than we consider retail a little more deeply than we probably did in the past, just because of the future of retail.

In C&I and things like this, as we talked to our lenders over the last couple of weeks, and, by the way, this one credit got resolved right at the end of March, so the pain was felt right at the end of the quarter. Actually, it settled up in April. We’ve got them doing what they’ve done in the past and steering away from enterprise‑value lending or loans where we don’t have asset coverage. That’s where you can lose money and you can ruin a quarter, and I think they all know, walking in on an EV‑value deal or a deal that doesn’t have margin asset coverage is going to be a rare day for us for a really long period of time. That was the issue here. It wasn’t just that it was healthcare. It was healthcare with a high EV component to it, which can lead to high loss‑given‑default, as we’ve seen. Again, we’ve scrubbed it. I think that’s the biggest change in the bank.

Christopher Nolan
Great. Thank you for taking my questions.

Kevin Hanigan
You bet.

Operator
Our next question comes from Joe Fenech of Hovde Group. Please go ahead.

Joe Fenech
Kevin, most of my questions were answered, but one more for you. You said you expect to get back to the 75th percentile in terms of operating performance relative to peers. You’re at 50 now, you were at 90. So what prevents you from getting back to that 90th percentile? What changes incrementally here? Is it the incremental cost of crossing $10 [billion], or is it something else, and then how do you define those percentiles in terms of ROA?

Kevin Hanigan
A credit’s the only thing that would prevent it. I think the rest of the bank - if you strip out credit, and I know we don’t get to strip out credit, and I’m not telling you the dog ate my homework, my gosh, we had a bad day. But if you strip out this event and look at the quarter without this, it was probably a two‑ or three‑cent beat. It was a $200 million loan growth. It’s the best efficiency ratio we’ve ever reported, sub 45 percent. ROAs were way elevated. I didn't run those, but they’re probably 130ish without this event. It’s credit that would - those are the big things that can move the needle. The blocking‑and‑tackling side of this business, we’re still really, really good at, and I’ll put us up against just about anybody when it comes to blocking and tackling.

So, Joe, I really think it’s managing credit, it’s getting our way through the $100 million we have, if you will, between energy and healthcare, and getting those things resolved sooner rather than later. And I think outside of that, you know, the fact that we have, outside of that, $30 million worth of OAAM and $40 million worth of substandard loans in the bank for the remaining $5.6 [billion] or $5.7 billion worth of assets, it’s pretty good. And one of those asset classes is recovering, and the other one we’ve shut down, so we’ve got to execute on getting out of the sticky names in oil and gas and getting out of the hospital deal that we own - we’ve been OREO for a while - and this credit I talked about in December. That’s what we’ve got to focus on. That’s what we’ve got to execute, and, believe me, we, more than anybody, know we have got to put up good numbers going forward. It’s our time to execute, and we fully intend to do it.

Joe Fenech
[Inaudible]

Mays Davenport
- And I think for the remaining [inaudible] -year, we could get back up to 70 percent. I think for the remaining quarters, we’re thinking we will be back to the high performer level. This is just making up for this first quarter. I don’t see any reason we won’t be back up. We’re talking for the full year -

Joe Fenech
[Inaudible]

Kevin Hanigan
We’re talking for the full year, We get paid by stacking ourselves up against our peer group, and I’ve said this before, but there may be people, newer, that don’t remember this part of it, but the executive in the top of the house comp for most of our senior management and the executives, it’s driven by stacking ourselves up against the peer group. Take a regional bank indice, if you will, and we stack ourselves up against NIM, ROA, ROE, and NPA’s to assets. I’m sorry, and efficiency ratio. So if we’re at the 50th percentile we get paid at the 50th percentile. If we’re at the 90th, we get paid at the 90th. If we’re at the 75th, we get paid at the 75th. We believe we’ll get back to the 75th for the entire year, as Mays said, by operating at the 90th in those things for the rest of the year. And the most challenging one there is, is to get back to the 75th percentile on credit. We’ve got to execute and get out of some of these names, so solving an OAM credit doesn’t mean that. It just means the feeder stock for a another potential substandard loan is getting lower.

Joe Fenech
Okay. Well, thanks for the color there. And then the last one for me, Kevin, you said you’re only expecting a change in tone for banks below $10 billion, so then why - you said earlier you were going to slow play the building of the costs related to DFAST. What’s the rationale for that if you’re not expecting all that material change?

Kevin Hanigan
We won’t have to comply until 2019, Joe, so we’re just sitting here saying, look, that doesn’t mean something might not happen. There are some senators, there are people in the Senate Finance Committee that are working maybe on doing some things for those of us below $10 [billion], so our view is, while we could have been ready maybe by the end of this year, we didn't need to necessarily have to be ready. We don’t have to comply - I can’t remember who said that by their math, we’d get there sometime next year, and it’s probably the latter part of next year if we’re growing at basically $200 million a quarter. We’ve got another year beyond that to comply, so we’ve got lots of time, and I think to every one of our shareholders, if we can save $500,000 or $600,000 potentially by slower playing this, I think every one of them would say, “Save the money as long as you can still comply in time.” So I think we’ve just chosen the right strategy to slow play this, save maybe a half a million dollars in costs that we might have loaded into this year, and, instead still have the optionality to be ready in time. Well, to me at least, that was one of the easiest decisions the executive team has made all year. It’s, “Let’s slow play this and see what happens, because we don’t have to be ready by the end of the year.” We’re getting ahead of it

Joe Fenech
Okay. Thank you.

Kevin Hanigan
You bet.

Operator
This concludes our question‑and‑answer session. I would like to turn the conference back over to Mr. Kevin Hanigan for any closing remarks.

CONCLUSION

Kevin Hanigan
Thank you all for participating in the call. Lots of really good questions today, which is why we wanted to make sure we left additional time for questions. Again, we’re disappointed over the single event. We’re going to put it behind us and get back to executing, and we’ll talk to you all throughout the quarter. Thank you all.

Operator
The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines.